EXHIBIT 10.90

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT ("AGREEMENT") made this 3rd day of October 2003 ("EFFECTIVE DATE") by and between ULTRASTRIP SYSTEMS, INC., a Florida corporation ("COMPANY"), and STEPHEN R. JOHNSON ("EXECUTIVE").

         In consideration of the mutual covenants and agreements herein contained, the compensation to be paid hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. TERM OF EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company, for a period beginning on the Effective Date and terminating, unless sooner terminated as provided herein, on the date that is the third year's anniversary of the Effective Date (such third anniversary or earlier date of termination, the "TERMINATION DATE", and such period, the "TERM"). Notwithstanding the foregoing sentence, this Agreement may be terminated by the Company effective as of the first year's anniversary of the Effective Date (the "FIRST ANNIVERSARY", and the period between the effective date and the First Anniversary, "YEAR 1", and the subsequent annual periods covering the same months, "YEAR 2" and "YEAR 3", respectively), by delivery of written notice of termination to Executive at any time (but no later than sixty (60) days after the First Anniversary, if either of the following two requirements are not met:

                  (i) At all times during the ninety (90) days preceding and inclusive of the First Anniversary, the Company must be "cash positive"; "cash positive" means that the Company is able to pay all of its obligations as they become due (excluding obligations that were already due and payable on the Effective Date) out of the Company's cash flow from operations; the determination of whether the Company is "cash positive" shall be within the reasonable discretion of its Board of Directors ("BOARD"); and

                  (ii) During Year 1 the Company shall operate as a unified team, with its management, employees and consultants all fulfilling or working towards fulfilling their assigned duties, not impeding or interfering with the assigned duties of others at the Company, and working generally in harmony towards the common goals established by the Board and the Executive; the Board shall determine, in the exercise of its reasonable judgment, if the foregoing requirement has been met.

         2. DUTIES OF EXECUTIVE. Executive is hereby hired and employed by the Company as its Chief Executive Officer. Executive shall perform the duties and accept the responsibilities typical for the chief executive of an emerging technology sales and service company, and Executive shall devote his efforts to rendering services to the Company in such capacity. Executive shall not be required without his consent to undertake responsibilities not commensurate with his position. Executive shall report to the Board.

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         3.       COMPENSATION OF EXECUTIVE.

                  (I) BASE SALARY. Executive shall be entitled to receive from the Company a base salary ("BASE SALARY") of:
                           (A) two hundred thousand dollars ($200,000) in Year 1; (B) two hundred twenty five thousand dollars ($225,000) in Year 2; and (C) two hundred fifty thousand dollars ($250,000) in Year 3. Base Salary shall be payable in accordance with the normal payroll scheduling practices of the Company; provided, however, that the Company may at any time, and from time to time, defer up to fifty percent (50%) of the Base Salary until such time as the Company is, in the Board's discretion, financially able to pay the full Base Salary. If Base Salary is deferred, it shall be paid in full on the ninetieth
                           (90th) day after the date that the Board determines, by resolution, that the Company is "fully funded", meaning that it is financially able to pay the full Base Salary and all deferred Base Salary.

                  (II)     STOCK OPTIONS.

                           (A) Upon execution of this Agreement, Company shall grant Executive a non-statutory stock option to acquire five hundred thousand (500,000) shares of the Company's common stock at an exercise price of one dollar and thirty cents ($1.30) per share, exercisable at any time prior to the date that is the tenth year's anniversary of the Effective Date ("TENTH ANNIVERSARY"), subject to
                                    Section 3(ii)(F), below.

                           (B) If on the thirtieth (30th) day following the First Anniversary Executive remains employed by the Company and has not been notified by the Board that his employment hereunder is terminated, Company shall grant Executive a non-statutory stock option to acquire an additional five hundred thousand (500,000) shares of the Company's common stock at an exercise price per share that is equal to 110% of the fair market value per share of the Company's common stock as of the date of the option grant. Fair market value shall be determined as provided in the stock option plan then maintained by the Company for its employees, and if there is no such plan, then fair market value shall be determined by the Board of Directors in the good faith exercise of its discretion (either case to be hereinafter referred to "FMV". Such option shall be exercisable at any time prior to the Tenth Anniversary, subject to
                                    Section 3(ii)(F), below.

                           (C) If the Company files a Form 10-KSB or Form 10-K (hereinafter, a "10-K") with the SEC for calendar year 2004 that contains audited financial statements showing the Company's 2004 earnings before interest and taxes ("EBIT") to be at least two million dollars ($2,000,000), and if Executive remains employed hereunder on the date that such filing is made, then effective as of the date such filing is made, the Company shall grant Executive a non-statutory stock option to acquire one hundred thousand (100,000)


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                                    shares of the Company's common stock at an
                                    exercise price equal to 110% of such common stock's FMV on the date of the option grant. FMV wherever referred to in this Agreement shall be determined in the same manner as is set forth for grants of options under Company's stock option plan for its employees then in effect, and if no such plan is then in effect, then fair market value shall be determined by the Board of Directors in the good faith exercise of its discretion. This option shall be exercisable at any time prior to the Tenth Anniversary, subject to Section 3(ii)(F), below.

                           (D) If the Company files a Form 10-K with the SEC for calendar year 2005 that contains audited financial statements showing the Company's 2005 EBIT to be at least five million dollars ($5,000,000), and if Executive remains employed hereunder on the date such filing is made, then effective as of the date such filing is made, the Company shall grant Executive a non-statutory stock option to acquire one hundred thousand (100,000) shares of the Company's common stock at an exercise price equal to one 110% of such common stock's FMV on the date of the option grant. This option shall be exercisable at any time prior to the Tenth Anniversary, subject to Section 3(ii)(F), below..

                           (E) If the Company files a Form 10-K with the SEC for calendar year 2006 that contains audited financial statements showing the Company's 2006 EBIT to be at least ten million dollars ($10,000,000), and if Executive remained employed hereunder through the third year's anniversary of the Effective Date, then effective as of the date such filing is made, the Company shall grant Executive a non-statutory stock option to acquire one hundred thousand (100,000) shares of the Company's common stock at an exercise price equal to one 110% of such common stock's FMV on the date of the option grant. This option shall be exercisable at any time prior to the Tenth Anniversary, subject to Section 3(ii)(F), below.

                           (F)      All options granted to Executive under this
                                    Section 3(ii) are referred to herein as the "OPTIONS". If Executive's employment hereunder is terminated by Company for any reason other than for "cause" (defined below), or if Executive terminates his employment for "good reason" (also defined below), or if this Agreement expires in accordance with its terms, then all Options that are granted, vested and effective prior to such date of termination or expiration shall remain in effect, but those that are not then granted, vested and effective shall expire ninety (90) days after the date of such termination or expiration. If Executive's employment hereunder is terminated by Company for "cause", or if Executive terminates his employment and does not have "good reason" to terminate, then all Options that have been granted but are not exercised by Executive on or before the date of such termination shall expire on the date of termination of employment.

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                           (G)      All shares acquired upon exercise of options
                                    granted under this Section 3(ii) shall have "piggyback" registration rights no more restrictive than those granted to any other officer of the Company; provided, however, that if Executive's employment hereunder is terminated by Company for "cause", or if Executive terminates his employment and does not have "good reason" to terminate, then these piggyback registration rights shall terminate on the date of termination of Executive's employment.

                           (H) All provisions of this Section 3(ii) that are to be performed after expiration or termination of this Agreement shall survive the expiration or termination of this Agreement until such provisions expire or terminate in accordance with their terms.

                  (III) CASH SIGNING BONUS. Upon execution of this Agreement, Executive shall become entitled to receive a signing bonus of twenty-five thousand dollars ($25,000); such bonus shall be payable no later than execution of this Agreement if funds are then available to make such payment or if funds are not then available, then in the Company's discretion, such bonus shall be payable in immediately available funds no later than the date upon which Executive closes his purchase of a residence within commuting distance of the Company.

                  (IV) ANNUAL CASH BONUS. Following each calendar year during the Term, the Board of Directors or its Compensation Committee shall evaluate the Executive's performance during such calendar year and may pay Executive a cash bonus of up to one percent (1%) of annual gross revenues of the Company, as reflected in its Form 10-K. This provision shall obligate the Board or its Compensation Committee to evaluate Executive and consider payment of a bonus annually, but does not require payment of any bonus unless the Board or Compensation Committee determines to pay a bonus.

         4.       OTHER BENEFITS.

                  (i) In the course of his employment Executive shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to the Company for such expenses.

                  (ii) The Company shall, so long as it is available, maintain health insurance coverage for Executive in such amount, on such terms, and with such carriers as shall reasonably be determined by the Board of Directors. However, Company shall, at a minimum, provide Executive with such insurance coverage as may be made available to other executive-level employees at the Company.

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                  (iii)    Executive shall be entitled to three (3) weeks
                           vacation during each of Year 1, Year 2 and Year 3. In the event Executive does not take all of his vacation during any year, the unused vacation shall not carry over into the next year, nor shall the Company be required to pay Executive for any unused vacation.

                  (iv) Executive shall receive five hundred dollars ($500) per month as a car allowance.

         5.       TERMINATION BY THE COMPANY.

                  (i) In addition to its right to terminate this Agreement at the end of Year 1 pursuant to Section 1 hereof, the Company shall have the right to terminate this Agreement under the following circumstances:

                           (A)      Upon the death of Executive;

                           (B) Upon notice from the Company to Executive in the event of an illness or other disability which has incapacitated him from performing a material portion of his duties for twelve
                                    (12) consecutive weeks as determined in good faith by the Board; or

                           (C) For "cause" upon notice from the Company. Termination by the Company of Executive's employment for "cause" shall be limited to the following circumstances:

                                    1.       Executive is convicted of, pleads
                                             guilty to or pleads NOLO CONTENDERE
                                             to a felony crime involving moral
                                             turpitude;

                                    2.       Executive is found guilty of or
                                             pleads no contest to fraud,
                                             conversion, embezzlement,
                                             falsifying records or reports or a
                                             similar crime involving the
                                             Company's property;

                                    3.       Executive willfully breaches this
                                             Agreement in a material way, which
                                             breach remains uncured thirty (30)
                                             days after written notice thereof
                                             shall have been sent to Executive;

                                    4.       The voluntary resignation by
                                             Executive as an employee of the
                                             Company (except pursuant to Section
                                             6 below); or

                                    5.       Insubordination or incompetence, as
                                             reasonably determined by the Board
                                             after Executive has had the
                                             opportunity to address the Board
                                             with respect to the matter.

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                  (ii)     If this Agreement is terminated pursuant to Section
                           5(i) above, all of Executive's rights and all of the Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

                  (iii) If this Agreement is terminated pursuant to Section 5(i)(A) or Section 5(i)(B) above, Executive or his estate shall be entitled to receive cash equal to Executive's remaining unpaid Base Salary through the period that ends on the 360th consecutive day following the date of termination of this Agreement or that ends on the third year's anniversary of the Effective Date, whichever occurs first. Such cash shall be payable to Executive or his estate in accordance with the Company's normal payroll practices that would otherwise have applied to payment of his Base Salary. The Company may purchase insurance to cover all or any part of its obligations set forth in this Section 5(iii), and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. However, death and disability benefits are not conditioned upon the Executive's insurability or the Company's obtaining insurance.

                  (iv) Whenever compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from the Company according to the terms of any plan now or hereafter provided by the Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive by an insurance company under an insurance policy paid for by the Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by the Company to him pursuant to this Section, and shall not be in addition thereto.

         6. TERMINATION BY EXECUTIVE. Executive shall have the right to terminate his employment under this Agreement for "good reason", by giving at least sixty (60) days' prior written notice of termination to the Company if the Company materially reduces Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of the fact that the Company is (or substantially all of its assets are) sold to, or is combined with, another entity. If this Agreement is terminated pursuant to Section 5(i) above, all of Executive's rights and all of the Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

         7.       CERTAIN CONSEQUENCES OF TERMINATION.

                  (i) If Executive terminates this Agreement for "good reason" pursuant to Section 6 hereof, or if the Company terminates Executive's employment under this Agreement for any reason other than any that is set forth in Section 1 or 5(i), Executive shall receive a cash payment equal Executive's remaining unpaid Base Salary through the period that ends on the 360th consecutive day following the date of termination of


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                           this Agreement or that ends on the third year's
                           anniversary of the Effective Date, whichever occurs first. Such cash shall be payable to Executive in accordance with the Company's normal payroll practices that would otherwise have applied to payment of his Base Salary.

                  (ii) If any benefit under the preceding subsection is finally determined by the Internal Revenue Service to be an "Excess Parachute Payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), the Company shall pay Executive an additional amount such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under Section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law.

         8. REMEDIES. The Company recognizes that because of Executive's special talents and stature, in the event of termination by the Company hereunder (except under Section 1 or 5(i)), or in the event of termination by Executive for "good reason" under
                  Section 6, before the end of the agreed term, the Company acknowledges and agrees that the provisions of this Agreement regarding further payments of Base Salary constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited to or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

9.       COVENANT NOT TO COMPETE; DISCLOSURE OF INFORMATION.

                  (i) Executive agrees that all information concerning Company and its business, customers and suppliers, that is not generally known to the public by means other than disclosure by or on behalf of Executive, is confidential (collectively, "CONFIDENTIAL INFORMATION") and shall be kept confidential by Executive. Executive agrees not to use or disclose any Confidential Information to any person, under any circumstances, at any time, except solely to the extent required to perform his duties to the Company under this Agreement. If Executive is legally required to disclose any Confidential Information pursuant to a subpoena or court order, he may make such disclosure, upon giving at least ten (10) days' prior written notice to Company (or upon such shorter notice as is available to Executive if the subpoena is returnable within less than ten (10) days).

                  (ii) During the term of Executive's employment with Company and for a period of two (2) years after his employment terminates ("NONCOMPETE PERIOD"):

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                           (A)      Executive shall not directly or indirectly
                                    compete, or assist another person in
                                    competing, against Company anywhere in the world; and for these purposes, to "compete" shall mean to provide the same or similar products or services as those provided, marketed, or actively being developed, by Company at any time during the Noncompete Period;

                           (B) Except on behalf of and for the benefit of the Company in the performance of his duties hereunder, Executive shall not directly or indirectly recruit, solicit or influence any employee of the Company to discontinue his or her employment relationship with the Company, or employ or seek to employ, or cause or encourage any other person to employ or seek to employ, any person who is then, or was at any time within the then preceding two (2) years, employed by the Company;

                           (C) Executive shall not directly or indirectly compete with the Company by soliciting, inducing or influencing any of the Company's suppliers or customers, or former suppliers or customers, to discontinue or reduce the extent of their relationship with the Company; and

                           (D) Executive shall not interfere with, or disrupt or attempt to disrupt, any business relationship, whether established by formal contract or otherwise, between the Company and any supplier, customer, employee or agent of the Company.

                  (iii) The parties hereto acknowledge that the worldwide scope of this Noncompete is reasonable because the Company conducts business worldwide.

                  (iv) The covenants in this Section 9 shall survive the termination of this Agreement.

                  (v) If Executive shall breach or threaten to breach any of the provisions of this Section 9, Executive agrees that, in addition to remedies at law available to Company, Company shall be entitled to obtain, and Executive agrees not to oppose on any basis, equitable relief in the form of specific performance, temporary or permanent injunction or any other equitable remedy available to Company.

         10. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if hand delivered or sent by certified or registered mail, postage and charges prepaid, to the following addresses: if to the Company, Attention: Chairman of the Board, 3515 S.E. Lionel Terrace, Stuart, Florida 34996, or at any other address designated by the Company to Executive in writing; and if to Executive, at his last known address provided by him in writing to Company.

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         11.      SEVERABILITY. In case any covenant, condition, term or
                  provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially invalid, illegal or unenforceable, shall in no way be affected, prejudiced or disturbed thereby.

         12. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

         13. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

         14. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Martin County, Florida.

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first written above with the intent to be legally bound.

                                          ULTRASTRIP SYSTEMS, INC.

                                          By: /s/ Bill Owens
                                          Chairman of the Board


                                          Its:
                                              ---------------------------------


                                          STEPHEN R. JOHNSON


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